Contact:

Arthur F. Birmingham
Peapack-Gladstone Financial Corporation
T:  908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION
REPORTS FOURTH QUARTER AND ANNUAL
RESULTS OF OPERATIONS

GLADSTONE, N.J.—(BUSINESS WIRE)—February 5, 2009 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the Corporation) reported a net loss of $32.6 million for the fourth quarter of 2008 as compared to net income of $3.7 million for the fourth quarter of 2007.  Diluted loss per share for the fourth quarter of 2008 was $3.89 while the diluted earnings per share for the same quarter of 2007 were $0.44.  The results of the fourth quarter of 2008 include other-than-temporary impairment charges on investment securities totaling $36.5 million after taxes, or $4.35 per diluted share.  Excluding the impairment charges, net income for the fourth quarter of 2008 was $3.9 million, an increase of $167 thousand or 4.5 percent over the same quarter in 2007.

The net loss for the year ended December 31, 2008 was $22.1 million compared to net income of $11.9 million in 2007.  Diluted loss per share was $2.63 for the twelve months ended December 31, 2008 and the diluted earnings per share for the same period of 2007 was $1.42.  Excluding the impairment charges, net income for year ended December 31, 2008 was $14.4 million, an increase of $2.6 million or 21.7 percent from the year ended December 31, 2007.

Frank A. Kissel, Chairman and CEO, stated, “We are very disappointed to report negative results for the quarter and year ended December 31, 2008 due to the impairment charges related to our pooled trust preferred securities portfolio.  As discussed in earlier reports and press releases, we had anticipated a significant write-down in this portfolio.  We feel it is inherent in our culture to address issues head-on, as they arise, and we believe we are doing so at this time.  We believe that the impairment charge is due to the decline in the securities as a result of the extreme pressure the securities are under as a result of the severe financial and economic crisis affecting our country and the world.  Peapack-Gladstone Bank is financially stable and well positioned to rise above the uncertainty of the current volatile economy.  We will continue to monitor the economic situation proactively, striving to maintain strong capital ratios and credit quality and enhance shareholder value.  Executive bonus payments were eliminated for 2008 and a comprehensive program will be undertaken in 2009 to reduce costs and overhead.”

Mr. Kissel continued, “In November, the Corporation received approval to sell $28,685,000 of non-voting senior preferred stock to the U.S. Treasury in the Capital Purchase Program and on January 9, 2009, the Corporation completed this transaction.  The issuance brings additional strength to the Corporation’s well-capitalized position and furthers our lending capacity.”

Fourth quarter highlights included:

•
The capital ratios for the Corporation all exceeded the levels required to be categorized as “well capitalized.”  The Corporation’s leverage ratio, tier 1 and total risk based capital ratios at December 31, 2008 were 6.15 percent, 9.11 percent and 10.05 percent, respectively.

•
The Corporation’s net income, excluding the impact of the impairment charges, for the fourth quarter was $3.9 million or $0.46 per diluted share, with resulting return on average assets of 1.12 percent and annualized return on average equity of 14.45 percent.  Ongoing core earnings remain strong.

•	Total loans grew by $71.8 million or 7.3 percent at December 31, 2008 when compared to December 31, 2007, primarily due to growth in the Corporation’s commercial loan portfolios.
•
The Corporation is maintaining its conservative underwriting standards while continuing to extend credit to qualified new and existing customers.  Loan delinquencies rose during the quarter but remain at relatively low levels.

•	The net interest margin was 3.84 percent in the fourth quarter of 2008 as compared to 3.21 percent in the same quarter of 2007, an increase of 63 basis points.
EARNINGS

Net Interest Income

Net interest income, on a fully tax-equivalent basis, was $12.5 million in the fourth quarter of 2008, an increase of $2.3 million or 22.1 percent from the fourth quarter last year.  On a fully tax-equivalent basis, the net interest margin was 3.84 percent and 3.21 percent for the fourth quarters of 2008 and 2007, respectively, and 3.92 percent for the third quarter of 2008.

The yield on earning assets was 5.63 percent for the fourth quarter of 2008 and 6.01 percent for the same quarter of 2007, a decline of 38 basis points.  In the fourth quarter of 2008 and 2007, the cost of interest-bearing liabilities was

2.17 and 3.46 percent, respectively, declining 129 basis points.  The cost of interest-bearing liabilities in the fourth quarter of 2008 declined four basis points from 2.21 percent in the third quarter of 2008.

For the year ended December 31, 2008, net interest income, on a fully tax-equivalent basis, was $47.4 million or 28.9 percent higher that the $36.8 million reported in 2007.  The net interest margin was 3.68 percent for the full year of 2008 as compared to 2.95 for 2007, an increase of 73 basis points.  The yield on earning assets declined from 5.88 percent in 2007 to 5.67 percent in 2008, while the cost of interest-bearing liabilities declined from 3.61 percent in 2007 to 2.43 percent in 2008.

Loans

Loans averaged $1.04 billion for the fourth quarter of 2008, an increase of $83.7 million or 8.7 percent over the fourth quarter of 2007.  The average commercial mortgage portfolio grew $53.9 million or 25.0 percent and the average commercial loan portfolio grew $16.7 million or 13.1 percent.  For the fourth quarter of 2008, yields on loans were 5.72 percent as compared to 6.24 percent for the same quarter of 2007, a decline of 52 basis points.  The decrease was due to competitive pressure and lower market rates experienced in the latter half of 2008.

Investment Securities

Average investments for the fourth quarter of 2008 were $253.7 million, a decline of $52.6 million, or 17.2 percent, when compared to the same quarter of 2007.  Yields on investments remained relatively constant at 5.29 percent and 5.31 percent for the fourth quarters of 2008 and 2007, respectively.  In 2007 and 2008, the Corporation followed a strategy of investing the proceeds of maturing and sold securities into higher yielding loans.

As noted above, the Corporation recorded other than temporary impairment charges on securities held in its available for sale and held to maturity investment portfolios.  Of this amount, $55.3 million related to the write down of trust preferred pooled securities, consisting of securities issued primarily by banks and insurance companies, which are classified as held to maturity.  After the write down, the securities had a total adjusted carrying value of $11.6 million.  The remaining impairment of $884 thousand was recorded on one corporate bond and four equity securities, which are all classified as available for sale.  After the write down, the corporate bond had a total adjusted carrying value of $320 thousand and the equity securities had a total adjusted carrying value of $100 thousand.

Deposits

Average deposits for the fourth quarters of 2008 and 2007 were $1.19 billion and $1.18 billion, respectively, an increase of 0.3 percent.  Average rates paid on interest-bearing deposits declined 127 basis points to 2.16 percent as compared to 3.43 percent for the same quarter of 2007.  Average non-interest bearing demand deposits increased $3.1 million, or 1.7 percent, to $192.5 million for the fourth quarter in 2008 as compared to the same quarter in 2007. Average interest-bearing checking balances totaled $156.4 million in the fourth quarter of 2008, rising $23.9 million or 18.1 percent from the same quarter in 2007.  Average money market accounts declined $26.0 million or 6.5 percent due to competitive pressure on rates.  Costs on money market products averaged 1.83 percent for the fourth quarter of 2008, while interest-bearing checking costs averaged 0.93 percent. The cost of funds for the fourth quarter of 2008 was 1.84 percent.  The Federal Reserve Board again reduced the fed funds target rate during the fourth quarter of 2008 from 1.50 percent at the end of the third quarter of 2008 to an unprecedented zero to 0.25 percent.

Other Income

Other income, excluding impairment charges, for the fourth quarter of 2008 totaled $1.1 million as compared to $1.4 million for the same quarter of 2007, a decline of $403 thousand, or 28.3 percent.  In the fourth quarter of 2007, the Corporation recorded a pre-tax gain of $548 thousand as the result of the sale of non-banking related property.  The Corporation also realized net securities losses of $128 thousand in the fourth quarter in 2007 while there were no securities gains or losses in the same quarter in 2008, excluding impairment charges.

For the twelve months ended December 31, 2008, other income, excluding impairment charges, totaled $4.3 million as compared to $4.5 million for the same twelve months in 2007.  Net gains on investment securities were $483 thousand and $254 thousand for the twelve months ended December 31, 2008 and 2007, respectively.  Income from Bank-Owned Life Insurance increased $214 thousand or 23.8 percent to $1.1 million for the twelve-month period as compared to 2007.  The increase was a result of an additional investment of $5 million during 2008.

PGB Trust and Investments

PGB Trust and Investments generated $2.9 million in fee income in the fourth quarter of 2008, an increase of $190 thousand or 7.0 percent over the same quarter of 2007.  For the full year 2008, fee income totaled $10.5 million as compared to $9.6 million in 2007, an increase of $975 thousand or 10.2 percent.  The increases in both periods reflect higher levels of revenue from higher-margin investment management fees, reduced lower-margin custody fees and higher estate management fees.

Other Expenses

In the fourth quarters of 2008 and 2007, the Corporation recorded other expense of $10.0 million and $8.4 million, respectively, an increase of $1.5 million or 18.4 percent.  In the fourth quarter of 2008, salary and benefit expense increased by $838 thousand to $5.3 million from $4.5 million recorded in the fourth quarter in 2007.  This increase is due, in part, to the amendment of our existing 401-K profit-sharing and investment plan to enhance the contributions to its salaried employees starting in May 2008.    The amended 401-K plan replaced the Bank’s defined benefit pension plan which was terminated in 2008.  These actions will reduce the retirement costs per employee in future years and eliminates the market risk of maintaining a defined benefit plan.  In addition, the Corporation added new officers and support staff to carry out the Corporation’s strategic plan, and accordingly, paid higher salaries and incurred higher health care costs as compared to prior periods.  The Corporation expensed $83 thousand of stock-based compensation expense in the fourth quarter of 2008 as compared to $52 thousand in the same quarter of 2007.

For the fourth quarter of 2008, advertising expenses were $364 thousand as compared to $103 thousand for the same quarter in 2007, an increase of $261 thousand.  Advertising includes the expenses for the grand opening of the Piscataway Branch, advertising of deposit products and the reprinting of bank brochures.  Professional and legal fees rose $263 thousand due to services related to the sale of preferred stock to the Treasury under the TARP program and the extensive analysis of the trust preferred pooled securities portfolio.

For the year ended December 31, 2008, the Corporation recorded other expenses of $37.3 million as compared to $32.1 million recorded in the same period in 2007, an increase of $5.2 million or 16.2 percent.  Salary and benefit costs increased by $838 thousand to $5.3 million for the twelve months ended December 31, 2008 when compared to the previous year.  The increase is due in part to the discontinuation of the Corporation’s defined benefit pension plan on May 12, 2008, which resulted in a final settlement distribution of $690 thousand.  In addition, the amended 401-K profit-sharing and investment plan recorded enhanced contributions of $1.1 million in 2008.

Premise and equipment expense for the years ended December 31, 2008 and 2007, was $8.5 million and $7.8 million, respectively, an increase of 709 thousand or 9.1 percent.

The increase in other expenses also reflects higher FDIC assessment and legal and professional fees in connection with the Corporation’s participation in the Capital Purchase Program through the sale of non-voting senior preferred stock to the Treasury and the extensive analysis of the pooled trust preferred securities portfolio.

ASSET QUALITY

Non-performing loans and other real estate owned totaled $6.6 million or 0.47 percent of total assets at December 31, 2008 as compared to $2.1 million or 0.16 percent of total assets at December 31, 2007.  The increase is due to a $3.3 million increase in nonaccrual loans and an increase of $1.2 million in other real estate owned from 2007 to 2008.  While we have been successful in growing the commercial business, our conservative underwriting requirements remain unchanged.

The allowance for loan losses was $9.7 million or 0.92 percent of total loans at December 31, 2008 as compared to $7.5 million or 0.76 percent of total loans at December 31, 2007.  Net recoveries of $1 thousand and $11 thousand were recorded in the fourth quarters of 2008 and 2007, respectively.

The provision for loan losses during the fourth quarter of 2008 was $600 thousand as compared to $400 thousand for the same quarter of 2007.  The higher provision reflects the increased percentage of commercial credits in relation to the entire loan portfolio.  In addition, Management has determined that a higher provision is prudent because of continued weakness in the housing markets and the overall economy.

Peapack-Gladstone Bank has no sub-prime loans or other high-interest rate loans to consumers with impaired or non-existent credit histories in its loan portfolios.

CAPITAL

At December 31, 2008, total shareholders’ equity was $83.9 million.  The Corporation’s leverage ratio, tier 1 and total risk based capital ratios at December 31, 2008 were 6.15 percent, 9.11 percent and 10.05 percent, respectively.  With these ratios, the Corporation is considered well capitalized under applicable regulatory guidelines.

Had the Corporation completed its sale of $28.7 million of preferred stock to the U.S. Treasury in the Capital Purchase Program before year end, the Corporation’s leverage ratio, tier 1 and total risk based capital ratios would have been 8.23 percent, 12.16 percent and 13.10 percent, respectively.

During the fourth quarter of 2008, the Corporation did not repurchase any of its common shares under its stock buy back program.  A total of 120,500 shares have been repurchased since the program was originally announced in April 2005 and 29,500 shares are eligible to be repurchased under the program in the future.  However, due to the Corporation’s participation in the TARP program, the Corporation is not permitted to repurchase its common stock until the earlier of three years following the closing of the sale of the preferred stock and the transfer by the Treasury of all the preferred stock or the redemption of the preferred stock by the Corporation.

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.4 billion as of December 31, 2008.  Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 23 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties.  Its Trust Division, PGB Trust and Investments, operates at the Bank’s main office located at 190 Main Street in Gladstone and at its Morristown office located at 233 South

Street.  To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, classification of securities to other-than-temporary impaired status, impairment charges with respect to securities, unanticipated costs in connection with new branch openings, deterioration of the economy, decline in commercial and residential real estate values, unexpected changes in interest rates, inability to manage growth in commercial loans, unexpected loan prepayment volume, unanticipated exposure to credit risks, insufficient allowance for loan losses, competition from other financial institutions, adverse effects of government regulation or different than anticipated effects from existing regulations, passage by Congress of a law which unilaterally amends the terms of the Treasury’s investment in us in a way that adversely affects us, a decline in the levels of loan quality and origination volume and a decline in trust assets or deposits, and other unexpected events. Peapack-Gladstone assumes no obligation for updating any such forward-looking statements at any time.

(Tables to Follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
UNAUDITED
(Dollars in Thousands, Except Per Share Amounts)

	At or For The Three Months		At or For The Twelve Months
	Ended		Ended
	December 31,		December 31,
	2008	2007	2008	2007
Income Statement Data:
Interest Income	$18,048	$18,907	$71,917	$72,352
Interest Expense	5,812	8,919	25,597	36,483
Net Interest Income	12,236	9,988	46,320	35,869
Provision For Loan Losses	600	400	2,400	750
Net Interest Income After Provision For Loan Losses	11,636	9,588	43,920	35,119
Trust Fees	2,899	2,710	10,538	9,563
Other Income	1,019	1,549	3,844	4,226
Securities Gains	-	(128)	483	254
Impairment Charges	(56,146)	-	(56,146)	-
Other Expenses	9,956	8,412	37,285	32,087
Income Before Income Taxes	(50,548)	5,307	(34,646)	17,075
Income Tax Expense	(17,929)	1,599	(12,586)	5,213
Net (Loss)/Income	$(32,619)	$3,708	$(22,060)	$11,862

Balance Sheet Data:
Total Assets			$1,385,425	$1,346,976
Federal Funds Sold and Short-Term Investments			1,203	2,744
Securities Held To Maturity			51,731	45,139
Securities Available For Sale			178,445	241,237
Loans			1,052,982	981,180
Allowance For Loan Losses			9,688	7,500
Deposits			1,237,888	1,180,267
Borrowings			54,998	44,819
Shareholders’ Equity			83,894	107,429

Trust Division Assets under Management (Market Value, Not Included Above)			$1,804,629	$2,028,232

Performance Ratios:
Return on Average Assets	(9.45%)	1.11%	(1.62%)	0.90%
Return on Average Equity	(121.92)	13.67	(20.74)	11.12

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
UNAUDITED
(Dollars in Thousands, Except Per Share Amounts)

	At or For The Three Months		At or For The Twelve Months
	Ended		Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net Interest Margin (Taxable Equivalent Basis)	3.84%	3.21%	3.68%	2.95%

Asset Quality:
Loans past due over 90 days And Still Accruing			$-	$-
Non-Accrual Loans			5,393	2,131
Other Real Estate Owned			1,211	-
Net (Charge-Offs)/Recoveries	-	(11)	(212)	(18)

Asset Quality Ratios:
Allowance to Total Loans			0.92%	0.76%
Non-Performing Assets to Total Assets			0.48	0.16
Non-Performing Loans to Total Loans			0.51	0.22

Per Share Data:
(Loss)/Earnings Per Share (Basic)	$(3.93)	$0.45	$(2.66)	$1.43
(Loss)/Earnings Per Share (Diluted)	(3.89)	0.44	(2.63)	1.42
Book Value Per Share			10.12	12.94
Dividends Per Share			0.64	0.62

Capital Adequacy:
Tier I Leverage			6.15%	8.59%
Tier I Capital to Risk- Weighted Assets			9.11	14.92
Tier I & II Capital to Risk-Weighted Assets			10.05	15.91

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
QUARTERS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2008			December 31, 2007
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$209,425	$2,743	5.24%	$251,018	$3,332	5.31%
Tax-Exempt (1) (2)	44,303	613	5.54	55,263	733	5.31
Loans (2) (3)	1,045,085	14,949	5.72	961,424	15,008	6.24
Federal Funds Sold	361	1	0.67	6,102	71	4.63
Interest-Earning Deposits	1,034	2	0.66	897	9	4.03
Total Interest-Earning Assets	1,300,208	$18,308	5.63%	1,274,704	$19,153	6.01%
Noninterest-Earning Assets:
Cash and Due from Banks	21,167			22,203
Allowance for Loan Losses	(9,098)			(7,114)
Premises and Equipment	26,850			26,145
Other Assets	41,116			26,574
Total Noninterest-Earning Assets	80,035			67,808
Total Assets	$1,380,243			$1,342,512

LIABILITIES:
Interest-Bearing Deposits
Checking	$156,360	$363	0.93%	$132,446	238	0.72%
Money Markets	373,225	1,711	1.83	399,177	3,417	3.42
Savings	66,936	99	0.59	65,470	101	0.62
Certificates of Deposit	397,179	3,190	3.21	395,784	4,757	4.81
Total Interest-Bearing Deposits	993,700	5,363	2.16	992,877	8,513	3.43
Borrowings	79,513	449	2.26	39,369	406	4.13
Total Interest-Bearing Liabilities	1,073,213	5,812	2.17	1,032,246	8,919	3.46
Noninterest Bearing Liabilities
Demand Deposits	192,515			189,384
Accrued Expenses and Other Liabilities	7,501			12,357
Total Noninterest-Bearing Liabilities	200,016			201,741
Shareholders’ Equity	107,014			108,525
Total Liabilities and Shareholders’ Equity	$1,380,243			$1,342,512
Net Interest Income		$12,496			10,234
Net Interest Spread			3.46%			2.55%
Net Interest Margin (4)			3.84%			3.21%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
QUARTERS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2008			September 30, 2008
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$209,425	$2,743	5.24%	$202,248	$2,632	5.21%
Tax-Exempt (1) (2)	44,303	613	5.54	44,121	643	5.83
Loans (2) (3)	1,045,085	14,949	5.72	1,019,791	14,903	5.85
Federal Funds Sold	361	1	0.67	716	3	1.94
Interest-Earning Deposits	1,034	2	0.66	2,085	10	1.91
Total Interest-Earning Assets	1,300,208	18,308	5.63%	1,268,961	$18,191	5.73%
Noninterest-Earning Assets:
Cash and Due from Banks	21,167			20,586
Allowance for Loan Losses	(9,098)			(8,313)
Premises and Equipment	26,850			26,507
Other Assets	41,116			41,338
Total Noninterest-Earning Assets	80,035			80,118
Total Assets	$1,380,243			$1,349,079

LIABILITIES:
Interest-Bearing Deposits
Checking	$156,360	$363	0.93%	$146,673	$309	0.84%
Money Markets	373,225	1,711	1.83	397,778	1,896	1.91
Savings	66,936	99	0.59	66,586	102	0.61
Certificates of Deposit	397,179	3,190	3.21	372,465	2,991	3.21
Total Interest-Bearing Deposits	993,700	5,363	2.16	983,502	5,298	2.15
Borrowings	79,513	449	2.26	58,076	461	3.18
Total Interest-Bearing Liabilities	1,073,213	5,812	2.17	1,041,578	5,759	2.21
Noninterest Bearing Liabilities
Demand Deposits	192,515			193,050
Accrued Expenses and Other Liabilities	7,501			9,951
Total Noninterest-Bearing Liabilities	200,016			203,001
Shareholders’ Equity	107,014			104,500
Total Liabilities and Shareholders’ Equity	$1,380,243			$1,349,079
Net Interest Income		$12,496			$12,432
Net Interest Spread			3.46%			3.52%
Net Interest Margin (4)			3.84%			3.92%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
YEAR-TO-DATE
(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2008			December 31, 2007
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$217,432	$11,061	5.09%	$266,977	$13,707	5.13%
Tax-Exempt (1) (2)	50,928	2,860	5.62	55,845	2,930	5.25
Loans (2) (3)	1,010,007	58,867	5.83	910,485	55,970	6.15
Federal Funds Sold	3,752	116	3.09	12,506	656	5.24
Interest-Earning Deposits	6,310	136	2.14	804	39	4.91
Total Interest-Earning Assets	1,288,429	73,040	5.67%	1,246,617	$73,302	5.88%
Noninterest-Earning Assets:
Cash and Due from Banks	20,823			22,135
Allowance for Loan Losses	(8,164)			(6,945)
Premises and Equipment	26,579			25,321
Other Assets	33,708			26,519
Total Noninterest-Earning Assets	72,946			67,030
Total Assets	$1,361,375			$1,313,647

LIABILITIES:
Interest-Bearing Deposits
Checking	$144,070	$1,096	0.76%	$133,574	$1,076	0.81%
Money Markets	392,795	8,104	2.06	383,279	14,700	3.84
Savings	66,071	400	0.61	69,247	466	0.67
Certificates of Deposit	392,589	14,326	3.65	391,922	19,004	4.85
Total Interest-Bearing Deposits	995,525	23,926	2.40	978,022	35,246	3.60
Borrowings	56,214	1,671	2.97	31,568	1,237	3.92
Total Interest-Bearing Liabilities	1,051,739	25,597	2.43	1,009,590	36,483	3.61
Noninterest Bearing Liabilities
Demand Deposits	192,578			185,909
Accrued Expenses and Other Liabilities	10,674			11,485
Total Noninterest-Bearing Liabilities	203,252			197,394
Shareholders’ Equity	106,384			106,663
Total Liabilities and Shareholders’ Equity	$1,361,375			$1,313,647
Net Interest Income		$47,443			$36,819
Net Interest Spread			3.24%			2.27%
Net Interest Margin (4)			3.68%			2.95%

(1)	Average balances for available-for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include non-accrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.